EXHIBIT 99.1

F. Duwaine Townsen Joins SpectraScience Board of Directors

SAN DIEGO, July 28 /PRNewswire-FirstCall/ -- SpectraScience, Inc. (OTC Bulletin Board: SCIE - News), a San Diego based medical device company, today announced that F. Duwaine Townsen, Co-Founder/Managing Director of EndPoint Late-Stage Fund has joined its Board of Directors.

He began his career with Arthur Young & Company following graduation from San Diego State University in 1961. He later became a founder and Chief Financial Officer of Oceanographic Engineering Corporation guiding the company to profitability and its sale to Dillingham Corporation. Mr. Townsen was then promoted to President of the newly formed Ocean Operations Division of Dillingham in 1967.

Mr. Townsen left Dillingham Corporation in 1969 to form Kay Laboratories, Inc., a medical device company, as Chief Financial Officer. He was appointed to CEO and Chairman in 1974 and guided the Company through its IPO in 1978 and sale to American Hospital Supply Corporation in 1981.

In 1982, Mr. Townsen co-founded the Ventana Growth Funds, a group of four venture capital funds, one leasing fund and one joint venture strategic fund, and served as the group's Managing Partner. Ventana Growth Fund was the first San Diego-based venture capital fund dedicated to the Southern California market. Ventana Growth Funds invested primarily in early and middle stage life science, high-tech and telecommunications companies.

In 1998 Mr. Townsen co-founded and was the Managing Partner of EndPoint Late-Stage Fund located in San Diego. This fund invested exclusively in late-stage life science companies that have reached a stage where product, sales and liquidity can be forecast within a reasonable period of time.

In a career that spans more that 40 years in San Diego, he has worked with over 100 emerging companies, primarily in the areas of biotechnology, healthcare and high-tech. As a CPA, former CEO/Chairman, and General Partner of six venture funds, his business background is one of strong corporate governance, business management, financial planning and controls, and his areas of technical expertise are in healthcare and biotechnology.

Mr. Townsen currently serves as a director on the board of Sequal Technologies, a privately held high-technology company. During the past twenty years, Mr. Townsen has served on the Board of Directors for ten publicly held companies, including Agouron Pharmaceuticals, Inc., Brooktree Corporation, Cymer, Inc., and Maxim Pharmaceuticals, Inc. He has also served on the Board of Directors of thirteen privately held companies, nine located in San Diego.

With his many years of service and involvement in the community, Mr. Townsen is a long-time advocate and supporter of entrepreneurship. He was one of the original organizers of San Diego Venture Group. He has been an active participant in technology and entrepreneurship programs at the University of California, San Diego (as a member of the Steering Committee of the CONNECT Program) and San Diego State University Entrepreneurial Center. In March 2003, Mr. Townsen was the recipient of the 2003 Director of the Year Lifetime Achievement Award by the Corporate Directors Forum. Mr. Townsen served on the Board of Directors for the Corporate Directors Forum for several years. In 1994 he was awarded the San Diego State University Alumni of the Year Award as a distinguished alumnus from the College of Business Administration, and in 1996 was a finalist in the San Diego Entrepreneur of the Year Award. He serves as an advisor to Windward Ventures and Inglewood Ventures, both early stage venture capital funds in San Diego. He currently is a Venture Partner with Mesa Verde Venture Partners, a seed/early-stage venture fund in the healthcare/life science area.

Jim Hitchin, CEO of SpectraScience, said, "We are extremely pleased with the addition of Mr. Townsen to the board. His extensive background both as an investor and operator of a successful medical device firm will bring tremendous value to our efforts on several fronts to increase shareholder value."

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements involve risks and uncertainties that may cause SpectraScience's actual results to differ materially from results discussed in forward-looking statements. Readers are urged to carefully review and consider the various disclosures made by SpectraScience in this news release, its most recent Form 10-K and in SpectraScience's other reports filed with the Securities and Exchange Commission ("SEC") that attempt to advise interested parties of the risks and factors that may affect SpectraScience's business. These forward- looking statements are qualified in their entirety by the cautions and risk factors filed by SpectraScience in its annual report on Form 10-K and other documents.

About SpectraScience, Inc.

SpectraScience is a San Diego based medical device company that designs, develops, manufactures and markets spectrophotometry systems capable of determining whether tissue is normal, pre-cancerous or cancerous without physically removing tissue from the body. The WavSTAT® Optical Biopsy System uses light to optically scan tissue and provides the physician with an immediate analysis. With FDA approval for sale in the U.S. and the CE Mark for the European Union, the WavSTAT System is the first commercially available product that incorporates this innovative technology for clinical use. In addition, the Company's LUMA® Cervical Imaging technology has received FDA approval as an optical non-invasive system that is proven to more effectively detect cervical cancer precursors than conventional methods available today.

SpectraScience, Inc.	Hayden Communications
Jim Hitchin, Chief Executive Officer	Investor Relations
(858) 847-0200 x 201	Todd Pitcher
http://www.spectrascience.com	(858)-518-1387